Exhibit 99.1

CarbonMeta Technologies To Spin Off CarbonMeta Green Building Materials Subsidiary

Board of Directors Set Record Date for Subsidiary Spin-off

Woodinville, WA – June 20, 2023 – CarbonMeta Technologies, Inc. (OTC PINK:COWI) announced plans today for CarbonMeta Technologies to spin off its green building materials business to capitalize on growth opportunities and unlock shareholder value. The two companies expect to maintain a strong commercial relationship, preserving a key value proposition for clients of both businesses.

The spin off company, which shall be renamed Carbon Conversion Group, Inc. (CCG), will focus on scaling up the technologies and patents that are being developed by CarbonMeta Technologies, including microwave catalysis for transforming waste plastics into valuable resources, and producing carbon negative EarthCrete®.

CarbonMeta Technologies’ shareholders will receive 1 common share of Carbon Conversion Group stock for every 3,000 common shares of CarbonMeta Technologies common stock (OTC PINK:COWI) owned as of the Record Date. CarbonMeta Technologies’ Board of Directors has established the record date (the “Record Date”) as June 23, 2023, and anticipate that the distribution date (“Distribution Date”) for the distribution of shares of Carbon Conversion Group, Inc. will be in the third quarter of 2023 (Q3-2023).

“We believe that the spin-off of Carbon Conversion Group offers the best path to enhance shareholder value and rapidly growing revenues by scaling up operations using larger scale infrastructure investments,” said Lloyd Spencer, President and CEO of CarbonMeta Technologies. “The Company’s spin-off strategy will also help CarbonMeta Technologies focus on research and development initiatives that advance construction waste recycling technologies and contribute to the development of a circular sustainable economy.”

About CarbonMeta Technologies Inc.

CarbonMeta Technologies (OTC PINK:COWI), headquartered in Woodinville, Wash., is a resource reclamation company that will process organic wastes and generate economically sustainable hydrogen and high-value carbon products.

For more information about CarbonMeta Technologies, please visit www.CarbonMetaTech.com.

Forward-Looking Statement

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The ability of the Company to complete and file its Fiscal Year 2016 annual report on Form 10K relies on third parties to complete their activities. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

CONTACT INFORMATION

Mark Duiker

CarbonMeta Technologies Investor Relations

(844) 698-3777, option 3

Investor@CarbonMetaTech.com